                                                                   EXHIBIT 10.51


                             DISTRIBUTION AGREEMENT

      This Distribution Agreement ("Agreement") is made as of January 1, 2001 (the "Effective Date"), between Connetics Corporation, a Delaware corporation, having its principal place of business at 3400 West Bayshore Road, Palo Alto, CA 94303 ("Connetics"), and CORD Logistics, Inc., an Ohio corporation, having its principal place of business at 15 Ingram Blvd., Suite #100, LaVergne, TN 37086 ("CORD").

      A. Connetics is, among other things, in the business of developing and marketing pharmaceutical products in the United States, the District of Columbia and Puerto Rico (the "Territory").

      B. CORD is, among other things, in the business of distributing pharmaceutical products to wholesalers, specialty distributors, physicians, clinics, hospitals, pharmacies, and other health care providers in the Territory, and of providing Information Systems and other services that support its customers' use of its distribution capabilities.

      C. CORD and Connetics are parties to a Distribution Services Agreement dated December 31, 1997 (the "Original Agreement") and a System Access Agreement dated May 18, 1998, both of which are intended to be superceded by this Agreement and its exhibits.

      D. Connetics desires to engage CORD as its exclusive distribution agent for commercial sales of the products described on EXHIBIT A to this Agreement in all formulations (each a "Product" and collectively the "Products") and such other pharmaceutical products agreed to by the parties in the Territory and to perform certain other services described in this Agreement, all upon the terms and conditions set forth in this Agreement.

      THEREFORE, in consideration of the mutual conditions and covenants set forth in this Agreement, CORD and Connetics (collectively referred to as "Party" or "Parties") agree as follows:

      1. APPOINTMENT/AUTHORIZATION.

      1.1 Upon the terms and conditions set forth in this Agreement, Connetics appoints CORD as its exclusive distribution agent of Products in the Territory to Connetics' customers, including, but not limited to, wholesalers, specialty distributors, physicians, clinics, hospitals, pharmacies and other health care providers in the Territory (collectively, "Customers").

      1.2 Subject to the terms and conditions set forth in this Agreement, CORD accepts the appointment to represent Connetics as its authorized exclusive distribution agent of Product to Customers in the Territory.

      1.3 Right of First Negotiation.

            Connetics shall provide CORD with a right of first negotiation with respect to the distribution of new pharmaceutical products acquired or promoted by Connetics in the Territory after the Effective Date. Connetics shall grant CORD an exclusive right of negotiation with respect to the distribution of such new product for a period of thirty (30) days after Connetics' notice to CORD that such new product will be available for distribution. If the parties have not reached an agreement with respect to the distribution of the new product within thirty (30) days from the date of Connetics' notice, and entered into a definitive agreement within thirty (30) days thereafter, or if Cord notifies Connetics in writing at any point during such negotiation period that it is not interested or unable to distribute such new product(s), then Connetics shall have no further obligation with respect to that new product under this Section 1.3.

      2. SERVICES.

      2.1 CORD shall provide the services set forth in the Operating Guidelines, which include, without limitation, storage, distribution, returns, customer support, financial support, EDI and system access support ("Services"). A copy of the Operating Guidelines is attached to this Agreement as EXHIBIT B and incorporated by this reference. In particular, and without limiting the general nature of the foregoing statements, CORD shall store Product in the CORD facility, comply with the storage and handling requirements applicable to each Product, take Customer orders and process each order, and ship Product in accordance with such orders, all as further described in the Operating Guidelines.

      2.2 The Operating Guidelines may be amended from time to time upon the mutual written agreement of the Parties; provided, however, that any change, modification or amendment to the Operating Guidelines may result in an increase in the fees charged by CORD in Section 5.

      2.3 CORD's services shall comply with the Operating Guidelines, provided Connetics' shipments of Product to CORD are within twenty-five percent (25%) of its Forecast (as defined below); provided, however, that if CORD elects not to comply with the Operating Guidelines in reliance on this Section 2.3, CORD shall promptly notify Connetics that it is invoking this provision.

      2.4 All Product Returns shall be processed and handled by CORD in accordance with the Operating Guidelines. Any customization or additional return services requested by Connetics shall be performed at an additional fee as agreed by the Parties.

      2.5 Connetics is solely responsible for all Product recalls. If a Product is subject to recall, or Connetics recalls any Product on its own initiative, CORD shall provide assistance to Connetics as set forth in the Operating Guidelines, provided that Connetics shall pay to CORD an amount equal to CORD's actual costs incurred with any such recall services. Such cost shall be in addition to the Service Fees described in Section 5 below.

      3. PRODUCT SUPPLY/CONNETICS RESPONSIBILITIES.

      3.1 Connetics shall deliver (or cause to be delivered) Product to CORD at CORD's facility located at 15 Ingram Boulevard, Suite 100, LaVergne, TN 37086, or to such other distribution facility as may be designated by CORD to Connetics in writing ("Facility").

      3.2 Connetics shall be responsible for delivery of Product to the Facility, including all costs, expenses and risk of loss associated with such delivery. Title to Product shall remain with Connetics at all times, even when Product is stored or warehoused at the Facility. Connetics shall at all times insure the Product for damage, loss, destruction, theft or any such other property damage ("Loss") as further set forth in Section 15 below. Except for Loss resulting solely from the gross negligence or willful misconduct of CORD, Connetics shall bear all risk of loss or damage with respect to the Product stored or warehoused at the Facility.

      3.3 Connetics shall provide CORD with a forecast of the volume of Product to be handled by CORD under this Agreement, not less often than semi-annually ("Forecast"). CORD shall ensure that there is adequate storage capacity to meet Connetics' forecast demands. Upon execution of this Agreement, Connetics shall deliver to CORD, upon request an updated customer list which sets forth the Product prices (the "Customer Price List"). Connetics shall use its best efforts to notify CORD of any change in the Customer Price List not less than seventy-two (72) hours prior to the effective date of any such change. Price change notices to CORD of less than seventy-two
(72) hours shall not represent a breach of this Agreement. CORD shall use commercially reasonably efforts to implement such price change in accordance with Connetics' instruction.

      3.4 CORD shall visually inspect each shipment of Product for external damage or loss in transit and notify Connetics of any such damage or loss within a commercially reasonable period of time following discovery.

      4. INFORMATION SYSTEM ACCESS.

      4.1 CORD shall continue to provide Connetics access to an Operating System Base, which consists of the software used by CORD to support the services provided to Connetics, including the server and other components needed to execute the software and certain support services associated therewith, as further set forth in the System Access Agreement, on the terms and conditions set forth in the System Access Agreement. A copy of the System Access Agreement is attached as EXHIBIT D and incorporated into this Agreement by this reference. As of the Effective Date of this Agreement, the software releases are (i) EliteSeries 6.1.2, as modified by CORD, supplied by Tecsys, Inc., a Montreal, Quebec, Canadian company, and any upgrades, maintenance releases or modifications implemented by CORD to support distribution services provided by CORD and (ii) BACCS 3.0 as modified by CORD and any upgrades implemented by CORD to support financial services provided by CORD. In addition, CORD shall provide the software release "Impromptu" no later than April 30, 2001, and on an ongoing basis CORD will provide to Connetics any upgrades, maintenance releases or modifications that CORD implements to support CORD's distribution services.

      4.2 The System (as defined in the System Access Agreement) shall be made available to Connetics at the fees set forth in the Fee Schedule, except that any custom enhancements requested by Connetics shall be billed separately based on an hourly rate set forth in the Fee Schedule (as defined in Section 5).

      4.3 In addition to the terms set forth in the System Access Agreement, Connetics shall maintain (i) a local area network sufficient to support Connetics' terminals and personal computers that have access to the System, all such personal computers shall meet the minimum specifications necessary to support software needed to access system (ii) a centralized server sufficient for data storage related to such access and (iii) the communication and electronic information lines at its facility. Connetics shall also assign knowledgeable and qualified employees or representatives to facilitate access to the System.

      5. FEES.

      5.1 As compensation for the Services, Connetics shall pay to CORD the fees (the "Fees") set forth on EXHIBIT C (the "Fee Schedule").

      5.2 CORD shall issue an invoice to Connetics for the Services rendered under this Agreement on a monthly basis. The monthly invoice may include, as applicable, Fees or other amounts due to CORD pursuant to this Agreement. Payment is due within twenty (20) days of the invoice date. If the Invoice is not paid within such twenty (20) day period, a service charge on the unpaid amount calculated at the rate of 1.5% per month (or the maximum rate permitted by law if such rate is less than 1.5% per month) shall be imposed until such amount is paid in full.

      5.3 The Fees shall be held firm for the first contract year. Thereafter, CORD may adjust the price not more often than once per contract year by the lesser of (i) the increase in the Producer Price Index - All Commodities published by the United States Department of Labor, Bureau of Statistics, as amended from time to time, or (ii) five percent (5%). For purposes of sub-Section (i), the base point shall be the index level on the first day of the contract year.

      5.4 Notwithstanding the terms set forth above in Section 5.3, if CORD can reasonably demonstrate that the costs for providing the Services have materially increased, or are likely to materially increase in the coming year due to the adoption of any applicable law or regulation (or any material change in the interpretation or administration thereof), or due to unforeseen circumstances beyond CORD's reasonable control, then upon notice from CORD, the Parties agree to meet in good faith for the purpose of negotiating a mutually acceptable adjustment to the Fees.

      6. TERM AND TERMINATION.

      6.1 The initial term of this Agreement shall begin on the Effective Date and shall continue for a period of three (3) years (the "Initial Term"), unless terminated earlier pursuant to this Agreement. Thereafter, this Agreement shall automatically renew for additional terms of one (1) year each, unless written notice of termination is given by either Party at least ninety (90) days prior to the end of the Initial Term, or such other term, in which case this Agreement shall terminate at the end of the then current term.

      6.2 Either Party shall have the right to terminate this Agreement:

            (a) upon ninety (90) days prior written notice to the other Party, provided that in the event Connetics terminates this Agreement, without cause, prior to the end of the Initial Term, such termination shall be effective only upon payment to CORD of all remaining fixed Fees set forth on the Fee Schedule through the end of the 90-day notice period;

            (b) upon the breach by the other Party of a material provision of this Agreement and that Party's failure to cure such breach within thirty (30) days following written notice thereof from the non-breaching Party; or

            (c) immediately upon notice to the other Party following the commencement of any bankruptcy or insolvency proceeding (whether voluntary or involuntary) with respect to such other Party or its assets, which in the event of an involuntary proceeding, is not dismissed within sixty (60) days, the general assignment for the benefit of creditors by such other Party, or the appointment of a receiver, trustee or liquidator by or for such other Party.

      6.3 Termination or expiration of this Agreement shall not relieve either Party from any liability or obligation that accrued prior to such termination or expiration. Upon termination or expiration of this Agreement, all Product shall be returned to Connetics or a designee of Connetics, at Connetics' instructions and at Connetics' sole cost and expense.

      6.4 Sections 11, 12, 13, 14 and 15 shall survive the expiration or earlier termination of this Agreement.

      7. AUDITS. No more than once per calendar year, Connetics or its designee shall have the right during normal business hours (i.e., 8:00 a.m. to 5:00 p.m. local time), upon fifteen (15) business days prior written notice to CORD, to:
(a) conduct a physical audit of such parties of the Facility that relate solely to Product stored and warehoused at the Facility under this Agreement; and (b) review and audit records that relate solely to the storage and distribution of the Product.

      8. COMPLIANCE WITH LAWS. Each Party shall conduct its activities in connection with this Agreement in compliance with all applicable laws, rules, regulations, and orders of governmental entities. CORD shall notify Connetics if at any time CORD ceases to be licensed to distribute pharmaceutical products in any state or territory of the USA.

      9. REPRESENTATIONS AND WARRANTIES.

      9.1 Each Party represents and warrants to the other that:

            (a) it has full power and authority to enter into this Agreement and perform all obligations and conditions to be performed by it under this Agreement without any restriction by any other Agreement or otherwise;

            (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of that Party; and

            (c) this Agreement constitutes the legal, valid and binding obligation of that Party.

      9.2 Connetics further represents and warrants to CORD that the Products:

            (a) are and shall be manufactured in conformity with the Food, Drug and Cosmetic Act, as amended from time to time, and all other applicable laws, rules, regulations and orders of governmental entities relating to the manufacture, promotion, sale or distribution of the Products;

            (b) do not violate or infringe any patent, trademark, trade name or other interest of any person or entity.

      10. TAXES. Connetics shall pay when due all sales, use, gross receipts, excise, personal property taxes associated with the Product (excluding any personal property tax associated with CORD's equipment used in connection with the Services), and other taxes now or hereafter imposed as a result of the transactions contemplated by this Agreement, none of which have been included in the fees payable to CORD under this Agreement; provided that the amounts payable by Connetics under this section shall not include taxes based on the net income of CORD.

      11. TRADEMARKS. Neither Party shall have the right to use the name of the other Party or any Affiliate of the other Party, or the other Party's or such Affiliates' trademarks, service marks, logos, or other similar marks in any manner except with the prior written approval of that Party or as otherwise set forth in the Operating Guidelines; provided that the foregoing shall not prohibit CORD's use of Connetics' names or marks in connection with the performance of the Services in a manner consistent with this Agreement. "Affiliate," as used in this Agreement, means any legal entity which, during the Term hereof, controls, is controlled by, or is under common control with, such Party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting interest of all equity interests of the other entity (or other such comparable ownership interest for an entity other than a corporation).

      12. CONFIDENTIALITY.

      12.1 Each Party acknowledges that as a result of this Agreement it may learn and have access to trade secrets and other confidential and proprietary information of the other Party through employees, representatives and/or agents acting on behalf of or subcontracted to either Party (collectively the "Representatives"), including without limitation, financial information, information regarding business practices and techniques, and systems and technology information, or any information identified as confidential in writing by either Party (the "Confidential Information"). For purposes of this Agreement, Confidential Information shall not include information disclosed by one Party to the other Party to the extent that such information can be proven by written evidence: (a) to be in the public domain or generally available in the industry in which the disclosing Party engages in business without any violation of this Agreement by the other Party; (b) is already legally known to the other Party or any of its Affiliates at the time of its disclosure by the disclosing Party other than through this Agreement; (c) becomes known to the other Party or any of its Affiliates from a third party without any obligation of confidentiality or limitation on use; or (d) is independently developed by the other Party or any of its Affiliates prior to the date of its disclosure. The specific material terms of this Agreement shall be deemed to be the Confidential Information of each Party. Confidential Information shall not be deemed to be in the public domain or publicly known or in the receiving Party's possession because it is embraced by more general information in the receiving Party's possession or because it is embraced in general terms in publications.

      12.2 Neither Party shall, directly or indirectly, at any time: (a) disclose to any third person or entity any Confidential Information of the other Party, or (b) use, or permit or assist any third person or entity to use, any such Confidential Information, excepting only: (i) disclosures required by law, rule, regulation or order, as reasonably determined by the disclosing Party or its legal counsel, and (ii) disclosures on a confidential basis to directors, officers, employees, and agents of that Party or its Affiliates who have a reasonable need to know such Confidential Information in the normal course of business of that Party or any of that Party's Affiliates.

      12.3 The obligations of confidentiality hereunder shall survive the termination of this Agreement for a period of three (3) years. Upon termination of this Agreement (for any reason) each Party shall promptly: (i) return to the other Party all documentation and other materials (including copies of original documentation or other materials) containing any Confidential Information of the other Party; or (ii) with the other Party's consent, certify to the other Party, pursuant to a certificate in form and substance reasonably satisfactory to the other Party that all such documentation and other materials have been destroyed.

      12.4 CORD acknowledges that certain Confidential Information relating to Connetics, such as sales data and pricing, may constitute material inside information of Connetics under federal securities laws. CORD shall take steps to ensure that its employees who have access to such data regarding Connetics shall take sufficient precautions to reduce the risk of disclosing or trading on such material inside information.

      13. INDEMNIFICATION. Each Party shall indemnify and hold harmless the other Party and its parent and Affiliates, and each of their directors, officers, employees, agents, and representatives from and against all claims, liabilities, losses, damages, costs, and expenses, including, without limitation, reasonable attorneys' fees ("Liability") to a third party or property arising directly or indirectly out of any failure of that Party to perform fully all obligations and conditions to be performed by that Party pursuant to this Agreement or any breach of any warranty made by that Party in this Agreement. Connetics further agrees to indemnify and hold harmless CORD, its parent and Affiliates and each of their directors, officers, employees, agents and representatives from any and all Liability arising directly or indirectly out of injury or death to person or property alleged to have been caused by Connetics' Product(s), except to the extent such injury or death was caused by the gross negligence or willful misconduct of CORD or its parent or Affiliates in handling the Product(s).

      14. LIMITATION OF LIABILITY. NOTWITHSTANDING THE FOREGOING PROVISIONS OF
SECTION 13, OR ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

      15. INSURANCE. During the term of this Agreement and for as long thereafter as necessary to cover claims arising from this Agreement, or from Products shipped in accordance with this Agreement; Connetics shall maintain:
(i) product liability and commercial general liability insurance having a limit of not less than $5 million; and (ii) property damage insurance at replacement value for the Product located at the CORD Facility or in transit to or from the CORD Facility, pursuant to one or more insurance policies with reputable insurance carriers. Cardinal Health, Inc. and its subsidiaries shall be designated as "additional insureds" under the product liability and commercial general liability insurance policy(ies) and under the property damage insurance policy(ies). Connetics shall deliver to CORD certificates evidencing such insurance upon request by CORD. Connetics shall not cause or permit such insurance to be canceled or modified to materially reduce its scope or limits of coverage during the term of this Agreement. Except for any losses resulting solely from the gross negligence or intentional misconduct of CORD, Connetics shall bear all risk of loss or damage with respect to the Product (as between Connetics and CORD), whether located at the Facility or otherwise.

      16. DISPUTE RESOLUTION. The Parties agree to use good faith efforts to resolve all disputes within sixty (60) days of written notice that such a dispute exists. If dispute under this Agreement cannot be resolved by the Parties within such sixty (60) day period, the Parties agree to refer the matter to one executive from each Party not directly involved in the dispute for review and resolution. A copy of the terms of this Agreement, agreed upon facts and areas of disagreement, and a concise summary of the basis for each side's contentions will be provided to both executives who shall review the same, confer, and attempt to reach a mutual resolution of the issue within thirty (30) days after receipt of the materials referenced above. If the matter has not been resolved within such thirty (30) day period, either or both Parties may pursue resolution of the matter through litigation or other process available under law or equity.

      17. REMEDIES. Notwithstanding any language to the contrary in the Operating Guidelines, CORD shall bear the full cost of shipping and returns for any Product which CORD ships to the wrong location, or for which CORD ships Product different from - or in different amounts than - Customer Orders taken by CORD on behalf of Connetics.

      18. MISCELLANEOUS.

      18.1 Relationship of the Parties. CORD shall act as Connetics' agent for purposes of warehousing and distributing Product, processing Customer Orders and returns, and handling accounts receivable. CORD shall have no authority to incur any debts on behalf of Connetics, or to make any commitments on behalf of Connetics except as expressly contemplated by virtue of the agency relationship described.

      18.2 Notices. Any notice or other communication required or desired to be given to any Party under this Agreement shall be in writing and shall be deemed given: (a) three business days after such notice is deposited in the United States mail, first-class postage prepaid, and addressed to that Party at the address for such Party set forth at the end of this Agreement; (b) one business day after delivered to Federal Express, Airborne, or any other similar express delivery service for delivery to that Party at that address; or (c) when sent by facsimile transmission, with electronic confirmation, to that Party at its facsimile number set forth following the signatures at the end of this Agreement. Any notice delivered by facsimile transmission will be deemed delivered upon electronic confirmation provided the notice is also deposited in the U.S. mail, first-class postage prepaid. Either Party may change its address or facsimile number for notices under this Agreement by giving the other Party notice of such change pursuant to this Section 17.2.

      18.3 Governing Law. This Agreement shall be construed under the laws of the State of Tennessee, without regard to its conflicts of laws provisions.

      18.4 Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

      18.5 Non-Waiver. No failure by either Party to insist upon strict compliance with any term of this Agreement, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the first Party's right to insist upon strict compliance, to exercise that option, to enforce that right, or to seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect, or constitute a waiver of, either Party's right to demand strict compliance with all provisions of this Agreement.

      18.6 Force Majeure. Notwithstanding any other provisions of this Agreement or the Distribution Agreement to the contrary, each Party's obligations under this Agreement (exclusive of payment obligations) shall be excused if and to the extent that any delay or failure to perform such obligations is due to fire or other casualty, government restrictions, war, riot, strikes or labor disputes, acts of God, or other causes beyond the reasonable control of that Party; provided, however, that any Party hindered by such condition beyond its reasonable control must employ reasonable efforts to overcome such hindrance as promptly as practicable.

      18.7 Complete Agreement. This Agreement together with all of its Exhibits constitutes the entire understanding between the Parties and supersedes any contracts, agreements or understanding (oral or written) of the Parties with respect to the subject matter of this Agreement, including specifically the Original Agreement, and the System Access Agreement signed May 18, 1998. No term of this Agreement may be amended except upon written agreement of both Parties, unless provided otherwise in this Agreement.

      18.8 Assignment. Except as set forth in this Agreement, neither Party shall have the right to assign this Agreement, or any of such Party's rights or obligations under this Agreement, without the prior written consent of the other Party, provided, however, that either Party may assign its rights under this Agreement to any parent, subsidiary or affiliate without obtaining such consent. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of the Parties.

      IN WITNESS WHEREOF, the undersigned acknowledge and accept the terms of this Agreement and have duly executed this Agreement.

CORD LOGISTICS, INC.                       CONNETICS CORPORATION


By /s/ Frank C. Wegerson                  By /s/ C. Gregory Vontz
   ---------------------------------         ------------------------------------
   Frank C. Wegerson                             C. Gregory Vontz
   Vice President and General Manager            Executive VP & Chief Operating Officer

   15 Ingram Blvd, Suite #100                    3294 West Bayshore Road
   LaVergne, TN 37086                            Palo Alto, CA  94303

   Facsimile No.  (615) 793-4783                 Facsimile No. (650) 843-2899

                                    EXHIBITS


                  Exhibit A   Products

                  Exhibit B   Operating Guidelines

                  Exhibit C   Fee Schedule

                  Exhibit D   System Access Agreement

                       AMENDMENT TO DISTRIBUTION AGREEMENT


THIS AMENDMENT TO DISTRIBUTION AGREEMENT (the "AMENDMENT AGREEMENT") is effective as of September 1, 2001, between Connetics Corporation, a Delaware corporation, having an address at 3400 West Bayshore Road, Palo Alto, California 94303-4227 ("CONNETICS") and CORD Logistics, Inc., an Ohio corporation, having its principal place of business at 15 Ingram Blvd., Suite #100, LaVergne, TN 37086 ("CORD").


                                   BACKGROUND

Connetics and CORD are parties to a Distribution Agreement dated as of January 1, 2001 ("DISTRIBUTION AGREEMENT"). Connetics and CORD desire to expand the term of the Distribution Agreement. Accordingly, Connetics and CORD agree as follows:


AGREEMENT


1. The parties agree to delete EXHIBIT A of the Distribution Agreement in its entirety and replace it with AMENDED EXHIBIT A, which is attached to this Amendment Agreement.

2. All of the remaining provisions of the Distribution Agreement shall continue in full force and effect as though fully set forth in this Amendment Agreement.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CORD LOGISTICS, INC.                     CONNETICS CORPORATION




By:  /s/ Frank C. Wegerson               By:  /s/ Gregory Vontz
     -------------------------------          ----------------------------------
      Frank C. Wegerson                         C. Gregory Vontz
      Vice President & General                  Executive Vice President &
      Manager                                   Chief Operating Officer

                               AMENDED EXHIBIT A

                                    PRODUCTS


                        Product                       NDC #
                        -------                       -----
                        Ridaura(R) (auranofin)        NDC 63032-011-60

                        Luxiq(R) 100g                 NDC 63032-021-00

                        Luxiq(R) 50g                  NDC 63032-021-50

                        OLUX(TM) 100g                 NDC 63032-031-00

                        OLUX(TM) 50g                  NDC 63032-031-50


                                   AMENDMENT

This amendment ("AMENDMENT") to the Distribution Agreement dated January 1, 2001 (the "AGREEMENT"), between Cardinal Health 105, Inc. (formerly known as CORD Logistics, Inc.) ("CARDINAL HEALTH") and Connetics Corporation ("CONNETICS") is entered into to modify and amend the terms and conditions of the Agreement as set forth below. Any conflict between the provisions of this Amendment and the Agreement shall be resolved in favor of this Amendment and capitalized terms used in this Amendment shall have the same meaning given to them in the Agreement, unless otherwise defined in this Amendment.

1. AMENDMENT

     The Agreement shall be amended by adding a new Section 19 as follows:

     "19.0 PATIENT ASSISTANCE/INDIGENT PATIENT PROGRAM

     19.1 Connetics is responsible for the pre-qualification process for all Patient Assistance/Indigent Patient Program ("PAP") recipients. Connetics shall transmit PAP orders to Cardinal Health in manual format only. Connetics shall not disclose to Cardinal Health any Protected Health Information as that term is defined in the Health Insurance Portability and Accountability Act of 1996. Connetics may place a number on PAP orders for inclusion on packing slips which allows the order recipient to identify the patient, provided that such number is not Protected Health Information and is not linked to patient information (e.g. no social security numbers, date of birth, etc.). Connetics shall comply with all applicable federal and state laws and provide on an annual basis certification of compliance with the Prescription Drug Marketing Act and regulations promulgated under that Act relating to the qualification of physicians and practitioners to receive prescription drugs under the PAP.

     19.2 Connetics shall request shipment only to properly licensed recipients and will not request shipment directly to patients. With each PAP order, Connetics shall provide Cardinal Health with a copy of the appropriate state medical license or state prescription drug license and, for controlled substance orders, a copy of the federal Drug Enforcement Agency license for the ship to recipient. Cardinal Health shall not process orders not having such licensure verification until Connetics provides such documentation.

     19.3 Cardinal Health shall create a new order format for PAP orders and shall process all PAP orders pursuant to normal stated SOP shipping procedures. Cardinal Health shall ship PAP orders via a carrier agreed upon by Connetics.

     19.4 Connetics shall indemnify and hold harmless Cardinal Health, its parent, and each of their directors, officers and employees from any and all Liability (as defined in Section 13) arising out of Connetics' breach of its duties under this Section 19 Patient Assistance/Indigent Patient Program.

II. EFFECTIVE DATE. This Amendment shall be effective as of September 3, 2003. Unless otherwise expressly set forth herein, all other terms and conditions set forth in the Agreement shall remain in full force and effect.


CARDINAL HEALTH 105, INC.                 CONNETICS CORPORATION

By: /s/ Tim Martin                        By: /s/ Michael P. Miller
   -------------------------------           -----------------------------------
Tim Martin                                Name: Michael P. Miller
Vice President and General Manager              --------------------------------
Specialty Pharmaceutical Services         Title: SVP
                                                 -------------------------------
15 Ingram Blvd., Suite 100
LaVergne, TN 37086

                 AMENDMENT TO EXCLUSIVE DISTRIBUTION AGREEMENT

      This Amendment to Exclusive Distribution Agreement dated January 1, 2001 ("Agreement"), between Cardinal Health 105, Inc. (formerly known as CORD Logistics, Inc. ("Cardinal Health") and Connetics Corporation ("Client") is entered into to modify and amend the terms and conditions of the Agreement as set forth below. Any conflict between the provisions of this Amendment and the Agreement shall be resolved in favor of this Amendment and capitalized terms used herein shall have the same meaning given to them in the Agreement, unless otherwise defined in this Amendment.

1. The fee schedule set forth in the Agreement shall be amended to add the following fees related to Cardinal Health's Impromptu Web Based Reporting
      System:

                  CLIENT
               FEE SCHEDULE
      IMPROMPTU WEB BASED REPORTING
------------------------------------------
One Time License Fee                $5,000      BASE ASSUMPTIONS:
                                                1. Includes two user license

Set-up Fee                              $0      ADDITIONAL FEES:
                                                1. Customized Impromptu reports will be quoted at
                                                $275.00 per hour for development

Monthly Access Fee                  $7,500      No change

2. This Amendment shall be effective upon full execution by the parties. Unless otherwise expressly set forth herein, all other terms and conditions set forth in the Agreement shall remain in full force and effect.

Cardinal Health 105, Inc.                 Connetics Corporation

By: /s/ Tim Martin                        By: /s/ Michael A. Nazak
   ---------------------------------         --------------------------------
Tim Martin                                Name:  Michael A. Nazak
Vice President and General Manager        Title: Sr. Director of Finance
                                                 and Controller

Date: September 12, 2003                  Date: 9/24/03